Exhibit 99.1

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML Communications, Inc. secures multi-year agreement
with leading defense contractor

CAMARILLO, California – August 30, 2004 — AML Communications, Inc. (AMLJ-OB) today announced it entered into a 3 year agreement with a leading defense contractor to provide microwave amplifiers utilized in advanced radar systems.

Under the terms of the agreement, a number of different amplifier configurations may be purchased at a fixed price totaling up to $5.5 Million of AML Communication products over the 3 year period.  The purchase of AML products may take place anytime the defense contractor needs such products during the term of the agreement, and in quantities that might be different than forecasted and with no minimum purchase.

Jacob Inbar, President and CEO of the company commented on this water-shed event: “This agreement opens a new era in our lifecycle: one of multi year, long term agreements with a key defense industry contractor. It also reflects the confidence placed in AML by this leading customer.”

AML Communications is a designer, manufacturer and marketer of amplifiers and related products that address the Defense microwave and Wireless communications markets. The Company’s Web site is located at http://www.amlj.com.

This press release contains forward-looking statements, particularly as related to, among other things, the opportunities relating to the purchase agreement and the Company’s business strategy.  Such forward-looking statements are based on current expectation, involve known and unknown risks, a reliance on third parties for information, uncertainties and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the amount of equipment to be purchased by the defense contractor under the agreement, our ability to fulfill such purchase orders and other factors that are detailed in documents we file from time-to-time with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Actual results may differ materially from the Company’s expectations and estimates.